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EXHIBIT 10.6

                                    AGREEMENT

This Agreement was put together on March 23, 2001, and is made effective as of October 1, 2001 by and between Save The World Air, Inc. of 1285 Avenue of the Americas, 35th Flr, New York NY 10019-6028, and Universal Consulting & Business Services, Inc., of 801 W.State Rd. 436 Suite 2023, Altamonte Springs, Florida 32714.

In this Agreement, the party who is contracting to receive services shall be referred to as "STWA", and the party who will be providing the services shall be referred to as "Universal Consulting".

STWA desires to have services provided by Universal Consulting.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on October 10, 2001, Universal Consulting will provide the following services for a period of two years (collectively, the "Services"): Universal Consulting will provide STWA with a Florida office which includes phones, faxes and computers and qualified staff to maintain the running of that office on a daily basis and taking STWA product orders. Further will provide efficient service and as an independent management consultant and subsequently shall make itself available to consult with the board of directors, employees and representatives and agents of the Client at reasonable times, concerning matters pertaining to the overall business and financial operations of the Client, as well as the organizations of the administrative staff of the Client, the fiscal policy of the Client, and is willing to provide services to STWA based on this background. Pursuant to this agreement, it is acknowledged and agreed by the Client that consultant carries no professional licenses, and is not agreeing to act as a market maker or render legal advice or perform accounting services, nor act as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws. It is further acknowledged and agreed by the Client that the services to be provided to the Client is not considered to be rendered in connection with the offer and sale of Securities in a capital raising transaction. Consultant will also assist in the coordination activities and assist in the development and management of the Client's, worldwide web based systems in support of marketing, sales, and information distribution. Under the terms of this section of the agreement, the Client will be granted ownership all software and related intellectual assets developed by the Consultant in support of the web based systems for the Client.

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Consultant may, at the request of the Client, assist in the preparation of written reports on financial or accounting matters, review final information, analyze markets and report to the Client's Chairman of the Board of Directors or Chief Executive Officer or President or a Vice President or Treasurer on proposed acquisition opportunities, and develop short and long term strategic business plans. In addition, Consultant shall provide liaison services to the Client with respect to the Client's relationships with unaffiliated third parties. Consultant does not undertake as part of this Agreement to provide loans, investments or financing for the Client. Consultant will not perform any activities that could subject Consultant or Client to violations of Federal or applicable state securities law. Consultant is not engaged to act as agent, broker, underwriter, or market maker for the securities of the Client. Consultant further represents and warrants to the Client that neither Cliff H. Wilson nor Universal Consulting & Business Services, Inc. are affiliates or employees of any underwriter, market maker, or broker. Consultant will also maintain and run an office on the behalf of Save The World Air, Inc. for the duration of this agreement.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed during normal business hours and STWA will rely on Universal Consulting to work as many hours as may be reasonably necessary to fulfill Universal Consulting's obligations under this Agreement.

3. PAYMENT. STWA will pay a fee to Universal Consulting for the remuneration for these services, Universal Consulting & Business Services, Inc. will receive one hundred fifty thousand (150,000) S8 shares from Save the World Air, Inc. (Symbol: ZERO), to be issued in the name of Cliff H. Wilson (SSN# ###-##-####).

4. EXPENSE REIMBURSEMENT. Universal Consulting shall pay all "out-of-pocket" expenses, and shall not be entitled to reimbursement from STWA. Universal Consulting shall pay for, maintain and run the Florida office as described above for STWA for the duration of this agreement.

5. NEW PROJECT APPROVAL. Universal Consulting and STWA recognize that Universal Consulting's Services will include working on various projects for STWA. Universal Consulting shall obtain the approval of STWA prior to the commencement of a new project.


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6. TERM/TERMINATION. This Agreement shall be effective for a period of two years after the date payment is received.

7. RELATIONSHIP OF PARTIES. The parties understand that Universal Consulting is an independent contractor with respect to STWA, and not an employee of STWA. STWA will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Universal Consulting or its staff.

8. RETURN OF RECORDS. Upon termination of this Agreement, Universal Consulting shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Universal Consulting's possession or under Universal Consulting's control and that are STWA's property or relate to STWA's business.

9. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

      IF for STWA:

           Save The World Air, Inc.
           Jeff Muller
           Chairman of the Board
           1285 Avenue of the Americas,
           35th Flr, New York  NY 10019-6028

      IF for Universal Consulting:

           Universal Consulting & Business Services, Inc.
           Clifford H. Wilson
           President
           801 W.State Rd. 436 Suite 2023
           Altamonte Springs, Florida  32714

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

11. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

12. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

Party receiving services:
Save The World Air, Inc.

By: /s/ Jeff Muller
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   Jeff Muller
   Chairman of the Board

Party providing services:
Universal Consulting & Business Services, Inc.

By: /s/ Clifford H. Wilson
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   Clifford H. Wilson
   President